Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-153632 of our report dated February 23, 2009, except for Note 20, paragraphs two and three as to which the dates are February 27, 2009 and March 23, 2009, respectively relating to the consolidated financial statements of Rosetta Stone Inc. and subsidiaries as of December 31, 2007 and 2008 and for the period from January 4, 2006 through December 31, 2006 and for the years ended December 31, 2007 and 2008, and the consolidated financial statements of Fairfield & Sons, Ltd. and subsidiary for the period from January 1, 2006 through January 4, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (“FIN No. 48”)), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 31, 2009